Exhibit 99.1

 NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:

Robert C. Turnham, President

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM CORPORATION ANNOUNCES PRIVATE PLACEMENT

OF $25 MILLION OF COMMON STOCK

HOUSTON, Texas, December 20, 2016 – Goodrich Petroleum Corporation (OTCQX: GDPP) (“Goodrich Petroleum” or the “Company”) today announced it has entered into a private placement for shares of its common stock.

On December 19, 2016, the Company entered into an agreement to sell 2,272,727 shares of its common stock at $11.00 per share in a private placement, which, subject to delivery of certain closing documentation, is expected to result in approximately $25 million of gross proceeds and $23.50 million of net proceeds (after deducting placement agent commissions and the Company’s estimated expenses). The shares were sold to selected institutional and accredited investors. Pro forma for the offering, the Company currently has in excess of $40 million of cash, $16.65 million of first lien debt and $40 million of second lien payment in kind debt.

The Company expects to use the net proceeds from the offering to fund the Company’s 2017 Haynesville Shale development drilling program and for general corporate purposes, including working capital.

Johnson Rice & Company, L.L.C. acted as placement agent for the offering. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Goodrich Petroleum Corporation

Goodrich Petroleum is an independent oil and gas exploration and production company headquartered in Houston, Texas, with assets in the Haynesville Shale, Eagle Ford Shale and Tuscaloosa Marine Shale. For more information, visit the Company’s website at www.goodrichpetroleum.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release regarding future expectations and plans for future activities may be regarded as “forward-looking statements.” Such forward-looking statements are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494